EXHIBIT 10.1
EMPLOYMENT AGREEMENT
THIS AGREEMENT, made and entered into as of the 30th day of September, 2010, by and between DIGITILITI, INC., a Delaware corporation (“Company”), and Ehssan Taghizadeh (“Executive”).
W I T N E S S E T H :
WHEREAS, Company desires to retain the services of Executive for and on behalf of Company on the terms and subject to the conditions set forth herein.
WHEREAS, each of the parties acknowledge that they are receiving good and valuable consideration for entering into this Employment Agreement, and Executive acknowledges that this Employment Agreement, including the confidentiality, non-competition and non-disclosure agreements set forth hereinbelow, were negotiated between the parties hereto and that Executive received bargained for consideration in the form of benefits resulting to Executive from the terms and conditions of such employment, in exchange for entering into this Employment Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
EMPLOYMENT AND TERM
1.1 EMPLOYMENT. Upon the terms and subject to the conditions herein contained, Company hereby employs Executive commencing September 30, 2010 as President and Chief Executive Officer, and Executive hereby accepts such employment, subject to the supervision of the Board of Directors of Company.
1.2. TERM. This Agreement shall take effect upon commencement of employment, and shall remain in effect until terminated in accordance with Article IV. Upon termination of this Agreement, except as otherwise provided herein, neither the Company nor Executive shall have any further rights, duties, privileges or obligations hereunder.
ARTICLE II.
COMPENSATION
2.1 BASE SALARY. In exchange for the provision of services, Company agrees that it will pay Executive commencing September 30, 2010 at the rate of $185,000 per year, payable in accordance with standard pay practices of Company, less any applicable withholdings or deductions.

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2.2 BENEFITS. In addition to the compensation set forth under Section 2.1, Executive shall be entitled to participate in any of Company’s standard benefit policies or plans, according to their terms. These policies may be modified or terminated from time to time by Company, but not retroactively. The written terms of the policies shall govern any questions of eligibility, coverage, and duration of coverage.
2.3 PERFORMANCE INCENTIVE BONUSES. As an incentive to performance, Executive shall be eligible to receive a performance incentive bonus of up to $20,000 for the fourth quarter of calendar year 2010. The actual amount of any such bonus shall be based upon an appraisal of the Company’s and the Executive’s performance during such period of time and shall be determined by the Compensation Committee of the Board of Directors in its sole discretion. Performance Incentive Bonuses for future periods shall be determined by the Compensation Committee in accordance with the Company’s approved Incentive Plan after consideration of information and input from Executive. Any Performance Incentive Bonus shall be determined by the Compensation Committee in its sole discretion.
2.4 STOCK OPTION GRANTS. Executive shall be entitled to receive the following stock option grants under the Company’s 2010 Long Term Incentive Plan (“Plan”):
a.
A five year option to purchase 600,000 shares of Company common stock to be granted on September 30, 2010, exercisable at a price equal to the fair market value of the shares (“FMV”) on the date of grant. This option will vest as to one-third (1/3rd) of the option shares each on the date of December 31, 2010, December 31, 2011, and December 31, 2012.

b.
A five year option to purchase an additional 600,000 shares of Company common stock to be granted on December 31, 2011 provided Executive is then employed by the Company. This option shall be exercisable at a price equal to the FMV on the date of grant, and will vest as to one-third (1/3rd) of the option shares each on the date of grant, December 31, 2012, and December 31, 2013.

c.	The Board of Directors may grant Executive additional stock option grants in the future, in its sole discretion, based on performance.
d.
The options to be granted to Executive hereunder, subject to subparagraph (e) immediately below, will be Incentive stock options (ISO) to the extent the Plan is approved by the Company’s stockholders and the number of option shares times the FMV on date of grant does not exceed $100,000. Any excess valued over $100,000, if any, will be non-qualified stock options, per the Plan.

e.
Executive understands and acknowledges that the Plan is scheduled to be voted on by the Company’s stockholders at a stockholders’ meeting scheduled for October 14, 2010. To the extent the Plan is not approved by the Company’s stockholders, the Company agrees to grant Executive nonqualified stock options to purchase shares of Company’s common stock on the date the stockholders formally reject adoption of the Plan on the terms set forth in this Section 2.4 under the Company’s existing option plan.

2.5 VACATION. Executive shall initially receive four (4) weeks of vacation per year. Executive’s vacation time shall be subject to the terms and conditions of the Company’s policies, which currently provide that no more than one (1) week of unused vacation time may be carried to a subsequent year. In scheduling such time off, Executive shall consider the needs of the Company’s business.

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2.6. BUSINESS EXPENSES. The Company will reimburse Executive for all reasonable, ordinary and necessary expenses incurred by him in the performance of his duties hereunder, provided that Executive accounts to Company for such expenses in a manner normally prescribed by Company for reimbursement of expenses. Such reimbursement requests must be accompanied by the appropriate documentation and shall be subject to review by Company’s Chief Financial Officer.
ARTICLE III.
DUTIES OF EXECUTIVE
3.1 SERVICES. Executive shall perform all duties and obligations charged to Executive by the Board of Directors of Company, as the same may be determined from time to time. The Board shall assure adequate time, resources and authority for Executive to achieve goals mutually agreed upon by Company and Executive.
3.2 TIME AND EFFORT.
a.
Executive shall devote his full time and effort to the business of Company. Executive shall perform the duties and obligations required of Executive hereunder in a competent, efficient and satisfactory manner at such hours and under such conditions as the performance of such duties and obligations may require.

b.
Subject to the obligations of Executive under this Article III, Executive may serve on the Board of Directors or Board of Governors of any other entity; provided the Board of Directors, in its sole discretion, authorizes Executive to undertake such activity in writing prior to Executive’s appointment or election to such position or ratifies any current and on-going positions.

3.3 CERTIFICATE OF INCORPORATION AND BY-LAWS. Executive shall act in accordance with and abide by the Certificate of Incorporation of Company, the Bylaws of Company and all decisions of the Board of Directors of Company.
3.4 CONFIDENTIALITY AND LOYALTY. Executive acknowledges that during the course of his employment, he has produced and may produce and have access to materials, records, data and information not generally available to the public (collectively, the “Confidential Information”) regarding Company, its customers and affiliates. Accordingly, during and subsequent to the termination of this Agreement, Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent authorized in writing by Company, or as required by law, regulations or court order (provided that Executive gives the Company reasonable prior notice of its intent to disclose such Confidential Information so that the Company may have reasonable time to seek a protective order or other appropriate remedy) or as otherwise is reasonably necessary or appropriate in connection with the performance by Executive of his duties pursuant to this Agreement. Upon termination of his employment under this Agreement, Executive shall promptly deliver to Company (i) all records, manuals, books, documents, letters, reports, data, tables, calculations and all copies of any of the foregoing which are the property of Company or which relate in any way to the customers, business, practices or techniques of Company and (ii) all other property of Company and Confidential Information which in any of these cases are in his possession or under his control. Executive agrees to abide by Company’s reasonable policies as in effect from time to time, respecting avoidance of interests conflicting with those of Company.

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3.5 COVENANT NOT TO COMPETE. Executive shall not, directly or indirectly, during the Employment Period and for a period of one (1) year thereafter:
a.
own, manage, operate or control, or participate in the ownership, management, operation or control of, or be employed by, or act as a consultant or advisor to, or otherwise promote the business of or be connected in any manner with, any person, corporation, partnership, or other entity that manufactures, distributes or sells products or services similar to any product or service which is or has been sold by the Company or any of its affiliates;

b.
solicit customers, or the business of any person, corporation, partnership or any other entity which is or has been a customer or account of any office or location of Company or its affiliates (whether currently in existence or opened during Executive’s employment), or any customer or account of Company or any of Company’s affiliates, for the purpose of selling to such customer or account any product or service which is or has been sold by Company or any of its affiliates; or

c.	induce or attempt to induce any employee of or consultant to Company or its affiliates to do any of the foregoing or to discontinue such person’s association with Company or its affiliates.
3.6 WORKS MADE FOR HIRE. Executive acknowledges and agrees that any and all works of authorship by Executive made pursuant to this Agreement or any prior agreements are within the scope of services to be provided to Company and shall constitute “works made for hire” as defined by the Copyright Act of 1976, Title 17 of the United States Code, as now enacted or hereinafter amended. Accordingly, Executive acknowledges and agrees that Company shall be the sole and exclusive owner of any and all copyright(s) with respect to such works of authorship and that Executive shall not be entitled to any additional compensation over and above the compensation set forth herein or otherwise already received by Executive unless otherwise agreed in writing by Company. If any work of authorship created hereunder or prior hereto is not deemed to be a “work made for hire,” Executive hereby assigns all right, title and interest therein to Company and agrees to do all things and execute all such documents as Company may reasonably require to evidence such assignment herein described.
3.7 COMPANY TO HOLD PROPRIETARY RIGHTS. Furthermore, and without limiting the foregoing, Executive acknowledges and agrees that all proprietary rights including, without limitation, all patent, trademark, trade secret, copyright and other rights, which may exist in connection with any and all inventions, ideas, and works created or conceived by Executive for Company, either before or after the date hereof, shall be the sole and exclusive property of Company and Executive shall have no further rights therein and, to the extent necessary, assigns all such rights to Company. All patent, copyright and other rights in such inventions, ideas and works shall be the property of Company, who shall have the sole right to seek patent, copyright, registered design or other protection in connection therewith. Executive shall at Company’s reasonable expense do all things and execute all such documents as Company may reasonably require to vest in Company the rights and protection herein described.

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ARTICLE IV.
TERMINATION
4.1 DEFINITIONS. For purposes of this Article IV the following definitions apply:
a.	“Base Salary” shall mean the Executive’s annualized base salary as adjusted from time to time.
b.	“Cause” shall mean a termination of Executive’s employment by the Company due to any of the following:
i.	Executive’s conviction of, or the entering by Executive of a plea of nolo contendere to, any felony charge or to any non-felony crime involving misrepresentation, fraud or moral turpitude;
ii.
Executive’s gross negligence, willful malfeasance or willful misconduct in connection with his employment hereunder which has had or could have a material adverse effect on the business or reputation of the Company and its subsidiaries, unless Executive reasonably believed in good faith that such act or non-act was in the best interests of the Company;

iii.
A substantial and continual refusal by Executive to perform Executive’s duties, responsibilities or obligations as assigned by the Board of Directors (provided that such duties, responsibilities or obligations are not inconsistent with Executive’s position as President/Chief Executive Officer and are otherwise lawful, and further provided that the failure to perform is not due to incapacity caused by a disability) that continues for thirty (30) days after receipt by Executive of written notice from the Company identifying the duties, responsibilities or obligations not being performed;

iv.
A violation by Executive of any policy of the Company that is generally applicable to all employees or all officers of the Companies, including, but not limited to, policies concerning insider trading and sexual harassment and the Company’s code of conduct, that Executive knows or reasonably should know could reasonably be expected to result in a material adverse effect on the business or reputation of the Company and its subsidiaries, unless such violation is capable of being cured and is cured within thirty (30) days after receipt of notice thereof from the Company;

v.
Any fraudulent or dishonest action, or failure to act, with respect to the business or affairs of the Company or breach of the duty of loyalty toward the Company, including, without limitation, providing false or misleading information to the Company as part of the application process or otherwise;

vi.
Executive’s failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry;

vii.
Any material breach by Executive of the provisions of Article I or III of this Agreement, unless such violation is capable of being cured and is cured within thirty (30) days after receipt of notice thereof from the Company.

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c.	“Change in Control” shall mean a transaction involving any of the following:
i.
Completion of any transaction by the Company that involves (i) any sale, lease, exchange or other transfer of all or at least seventy percent (70%) of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (ii) any plan or proposal for the liquidation or dissolution of the Company, or (iii) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company stock would be converted into cash, securities or other property, other than a merger of the Company in which stockholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger;

ii.
A change in control of the Company of a nature that would be required to be reported (assuming such event has not been “previously reported”) in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; or

iii.
The public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), or by the Company, that such “person” has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s outstanding securities.

d.
“Good Reason” shall mean a termination of Executive’s employment by the Executive for any of the following events, provided that Executive shall have delivered a written notice to the Company within sixty (60) days of his having actual knowledge of the occurrence of one of such events, stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event shall not have been cured by the Company within thirty (30) days of the receipt of such notice:

i.
A reduction in any of Executive’s compensation rights or benefits unless part of a general reduction approved by the Board of Directors or Compensation Committee thereof and applicable to the Company’s executive officers generally on a proportionate and non-discriminatory basis;

ii.	A material reduction in Executive’s duties, responsibilities or authority as President/Chief Executive Officer of the Company or any other position in which he is then serving;
iii.
The assignment to Executive of duties or responsibilities that, in Executive’s reasonable judgment, are materially inconsistent with his status and position as an executive officer or that materially impair Executive’s ability to function as President/Chief Executive Officer of the Company or any other position in which he is then serving; or

iv.	The Company’s requiring Executive to be based anywhere other than the Minneapolis/St. Paul, Minnesota metropolitan statistical area, except for required travel on the Company’s business.

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e.
“Severance Event” shall mean either: (i) the effective date of the termination of Executive’s employment by the Company for any reason other than for Cause; or (ii) the effective date of the termination of Executive’s employment by the Executive for Good Reason. A Severance Event shall not include a termination of Executive’s employment as a result of Executive’s death. The term “termination of employment” and other similar terms used in this Agreement shall be construed to have the same meaning as is given to the term “separation from service” in Section 409A of the Code.

4.2 SEVERANCE PAYMENTS.
a.
Upon the occurrence of a Severance Event, and in consideration of and contingent upon the execution and delivery by Executive of a mutually agreeable general release of all claims and expiration of any applicable revocation period in connection therewith, Executive shall be entitled to a severance payment (“Severance Payment”) as follows, subject to Paragraph 4.2(c) below: (i) fifty percent (50%) of Executive’s then current Base Salary; but (ii) if the Severance Event occurs within twelve (12) months following a Change In Control, then the Severance Payment shall be equal to two hundred percent (200%) of Executive’s then current Base Salary. On the one-year anniversary date of this agreement, the fifty percent (50%) amount referenced in subparagraph (i) in the immediately preceding sentence shall be increased to one hundred percent (100%).

b.
Severance Payment shall be paid in a lump sum within thirty (30) days after the Severance Event, provided that if, at the time of the Severance Event, Executive is considered a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the Severance Payment shall be delayed until the first day of the seventh month following the month in which the Severance Event occurs.

c.
If applicable, the Severance Payment will be offset by any income protection benefits payable to Executive during the first twelve months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans.

d.
Notwithstanding the foregoing to the contrary, in no event shall the Severance Payment constitute a “Parachute Payment” within the meaning of the Section 280G(b)(2) of the Code. In the event that any portion of the Severance Payment would be deemed a Parachute Payment, the amount of the Severance Payment shall be reduced only to the extent necessary to eliminate any such treatment or characterization.

e.
It is the intent of the parties that payments under this Agreement comply with Section 409A of the Code, and, accordingly, to interpret, to the maximum extent permitted, this Agreement to be in compliance therewith. If the Executive notifies the Company in writing (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any payment of compensation under this Agreement) would cause the Executive to incur any additional tax or interest under Section 409A of the Code, and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the parties shall, in good faith, reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified by the parties to attempt to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent of the applicable provision without violating the provisions of Section 409A. Notwithstanding the foregoing, the Company shall not be required to assume any economic burden in connection with compliance or noncompliance with Section 409A of the Code.

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4.3 TERMINATION BY COMPANY. Company shall have the right to terminate Executive’s employment at any time without notice and with or without Cause.
4.4 SURVIVING RIGHTS. Notwithstanding the termination of Executive’s employment, the parties shall be required to carry out any provisions hereof which contemplate performance subsequent to such termination; and such termination shall not affect any liability or other obligation which shall have accrued prior to such termination, including, but not limited to, any liability for loss or damage on account of a prior default.
ARTICLE V.
GENERAL PROVISIONS
5.1 NOTICES. All notices, requests, and other communications shall be in writing and except as otherwise provided herein, shall be considered to have been delivered if personally delivered or when deposited in the United States Mail, first class, certified or registered, postage prepaid, return receipt requested, addressed to the proper party at its address as set forth below, or to such other address as such party may hereafter designate by written notice to the other party:

a.	If to Company, to:	Digitiliti, Inc.
266 East 7th Street
4th Floor
Saint Paul, MN 55101

Attn. Chief Financial Officer

b.	If to Executive, to:	President and CEO
Digitiliti, Inc.
266 East 7th Street
4th Floor
Saint Paul, MN 55101
5.2 ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Executive without the prior written consent of the Company.
5.3 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or unenforceable or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

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5.4 COMPLETE AGREEMENT. This Agreement contains the complete agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements (including but not limited to the Employment Offer letter dated August 17, 2010) or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement (“Parole Agreements”). The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parole Agreements.
5.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together, when delivered, will constitute one and the same instrument.
5.6 GOVERNING LAW; CHOICE OF FORUM; ENFORCEMENT. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. Any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, and each of the parties hereto consents to the exclusive jurisdiction of such courts.
5.7 REMEDIES/INJUNCTIVE RELIEF. Executive agrees and understands that any breach of any of the covenants or agreements set forth in Article III of this Agreement will cause Company irreparable harm for which there is no adequate remedy at law, and, without limiting whatever other rights and remedies Company may have under this paragraph, Executive consents to the issuance of an injunction in favor of Company enjoining the breach of any of the aforesaid covenants or agreements by any court of competent jurisdiction. If any or all of the aforesaid covenants or agreements are held to be unenforceable because of the scope or duration of such covenant or agreement or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce or modify the scope, duration and/or area of such covenant to the extent that allows the maximum scope, duration and/or area permitted by applicable law.
5.8 NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
5.9 MODIFICATION. This Agreement may not be altered, modified or amended except by an instrument in writing signed by Executive and the Company.
5.10 SURVIVAL. Articles II, III, IV and V shall survive the termination of Executive’s employment and termination or expiration of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Digitiliti, Inc.
By	/S/ ROY A. Bauer
Roy A. Bauer
Chairman

EXECUTIVE:
/s/ Ehssan Taghizadeh
Ehssan Taghizadeh

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